Exhibit 2.3

CONFIDENTIAL	EXECUTION VERSION

ASSIGNMENT AND AMENDMENT

This ASSIGNMENT AND AMENDMENT, dated as of March 13, 2015 (this “Agreement”), is made by and between LSF9 STARDUST HOLDINGS LLC, a Delaware limited liability company (the “Assignor”), and LSF9 CONCRETE LTD, a company incorporated under the laws of Jersey (the “Assignee”), and, solely for the purposes of Article III hereto, HBMA HOLDINGS LLC, a Delaware limited liability company (the “US Seller”), STRUCTHERM HOLDINGS LIMITED, an English private limited company (the “UK Seller”), HANSON AMERICA HOLDINGS (4) LIMITED, an English private limited company (the “CDN Seller”), and HANSON PACKED PRODUCTS LIMITED (formerly known as Hanson Building Products Limited), an English private limited company (“HPPL,” and together with the US Seller, the UK Seller and the CDN Seller, the “Sellers”) and STARDUST ACQUISITION I COMPANY, LLC, a Delaware limited liability company (“US Acquisition I”), STARDUST ACQUISITION II COMPANY, LLC, a Delaware limited liability company (“US Acquisition II”), LSF9 CONCRETE UK LTD, a company organized under the laws of Jersey (the “UK Acquiror”), STARDUST CANADA ACQUISITION I LTD., an Ontario corporation (“Canada Acquisition I”), and STARDUST CANADA ACQUISITION II LTD., an Ontario corporation (“Canada Acquisition II,” and together with US Acquisition I, US Acquisition II, UK Acquiror and Canada Acquisition I, the “Purchaser AcquisitionCos”). Unless otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase Agreement, dated as of December 23, 2014 (as amended from time to time, the “Purchase Agreement”), among the Sellers and the Assignor and, solely for the purposes of Section 9.08 and Article XI thereto, HeidelbergCement AG.

RECITALS

1. Pursuant to Section 11.06(a) of the Purchase Agreement, the Assignor may assign its rights, benefits and obligations under the Purchase Agreement to any of its Affiliates, provided that no such assignment shall in any manner limit or affect the Assignor’s obligations under the Purchase Agreement. The Assignee is an Affiliate of the Assignor.

2. Assignor is party to that certain (i) commitment letter, dated February 9, 2015 (together with the term sheets and other attachments thereto, the “Commitment Letter”), with Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and Citigroup Global Markets Inc. (collectively, the “Commitment Parties”), (ii) fee letter, dated February 9, 2015, with the Commitment Parties, and (iii) administrative agent fee letter, dated February 9, 2015, with Credit Suisse AG and Credit Suisse Securities (USA) LLC (collectively, the “Financing Letters”). Such Financing Letters constitute the Debt Financing (as such term is defined in the Purchase Agreement).

3. Pursuant to Section 10 of the Commitment Letter, Assignor may assign its rights, benefits and obligations under the Financing Letters, to the Assignee, and, following any such assignment, the Assignor shall be automatically released from each and all obligations under the Financing Letters.

4. The Assignor desires to assign its rights, benefits and obligations under the Purchase Agreement to the Assignee, and the Assignee desires to assume such rights, benefits and obligations.

5. The Assignor desires to assign its rights, benefits and obligations under the Financing Letters, and the Assignee desires to assume such rights, benefits and obligations.

6. Pursuant to Section 11.07(a) of the Purchase Agreement, the Sellers, the Assignor and the Assignee desire to amend certain provisions of the Purchase Agreement as set forth in Article III of this Agreement.

7. The parties hereto desire to acknowledge that the Purchaser AcquisitionCos, each of which is a wholly owned direct subsidiary of the Assignee, shall acquire the Shares and the UK Loan Notes in the manner set forth in Article III of this Agreement, and in each case in lieu of any such direct acquisition by the Assignee itself.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. ASSIGNMENT OF PURCHASE AGREEMENT

A. Pursuant to Section 11.06(a) of the Purchase Agreement, the Assignor hereby assigns to the Assignee, and the Assignee hereby consents to the assignment of, and assumes, all of the Assignor’s rights, benefits and obligations under the Purchase Agreement.

B. Nothing in this Article I shall in any manner limit or affect the Assignor’s obligations under the Purchase Agreement.

C. This Article I shall be binding upon, inure to the benefit of, and be enforceable by the Assignor, the Assignee and their respective successors and assigns.

D. The provisions of Section 11.12(a) and Section 11.12(b) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Article I.

ARTICLE II. ASSIGNMENT OF FINANCING LETTERS

A. Pursuant to Section 10 of the Commitment Letter, the Assignor hereby assigns to the Assignee, and the Assignee hereby consents to the assignment of, and assumes, all of the Assignor’s rights, benefits and obligations under the Financing Letters.

B. Following the assignment of the Financing Letters, the Assignor shall be released from each and all of its obligations under the Financing Letters.

C. The provisions of the third paragraph of Section 9 of the Commitment Letter are incorporated herein by reference and shall apply to the terms and provisions of this Article II.

ARTICLE III. AMENDMENT OF PURCHASE AGREEMENT

A. Pursuant to Section 11.07(a) of the Purchase Agreement, the Assignor, the Assignee and the Sellers hereby agree as follows:

i. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, but without limiting or affecting the Assignee’s or the Assignor’s rights or obligations under the Purchase Agreement (including the obligation to pay the Purchase Price), the Assignee hereby directs, and the parties hereto hereby agree, that (a) US Acquisition I shall acquire the HBA Shares pursuant to Section 2.04(a)(i) of the Purchase Agreement, (b) US Acquisition II shall acquire the HP&P Interests pursuant to Sections 2.04(a)(ii) and 2.05(a)(ii) of the Purchase Agreement, (c) the UK Acquiror shall acquire the HBP Shares pursuant to Section 2.04(a)(iii) of the Purchase Agreement, (d) Stardust Canada Acquisition I shall acquire the HBL Shares pursuant to Section 2.04(a)(iv) of the Purchase Agreement, (e) Stardust Acquisition II shall acquire the HP&P Shares pursuant to Section 2.04(a)(iv) of the Purchase Agreement, and (f) the UK Acquiror shall be the assignee of the UK Loan Notes pursuant to the UK Assignment Agreement, in each case in lieu of any such direct acquisition by the Assignee itself.

ii. All references to “the Purchaser” in (a) the definitions of “2015 Financial Statements,” “Earnout Amount” and “Adjusted EBITDA” and (b) the phrase “books and records of the Purchaser” in Section 2.08(b) of the Purchase Agreement are hereby deemed to refer to LSF9 Concrete Holdings Ltd, a company incorporated under the laws of Jersey and a direct wholly owned subsidiary of the Assignee.

iii. The first sentence of Section 4.01 of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

“The Purchaser is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.”

iv. The definition of “Disclosure Schedule” in Section 1.01 of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

“”Disclosure Schedule” means the amended and restated Disclosure Schedule, dated as of March 13, 2015, delivered by the Sellers to the Purchaser in connection with this Agreement.”

v. The Sellers hereby deliver the Disclosure Schedule, attached hereto as Annex A, to the other parties hereto.

vi. The definition of Final Purchase Price Amount is hereby amended and replaced in its entirety with the following:

““Final Purchase Price Amount” means an amount equal to: (a) $1,300,000,000.00; minus (b) the Closing Transaction Expenses set forth in the Final Closing Statement; minus (c) the Closing Change of Control Payments set forth in the Final Closing Statement; (d)(i) if the Closing Date Working Capital Amount set forth in the Final Closing Statement is equal to the Target Closing Date Working Capital Amount, the Final Purchase Price Amount shall not be adjusted in respect of such amounts; (ii) if the Closing Date Working Capital Amount set forth in the Final Closing Statement is greater than the Target Closing Date Working Capital Amount, plus the amount of such difference; or (iii) if the Closing Date Working Capital Amount set forth in the Final Closing Statement is less than the Target Closing Date Working Capital Amount, minus the amount of such difference; and (e)(x) if the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement is equal to zero, the Final Purchase Price Amount shall not be adjusted; (y) if the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement is a positive number, the Final Purchase Price Amount shall be reduced by such amount; or (z) if the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement is a negative number, the Final Purchase Price Amount shall be increased by the absolute value of the amount of the Closing Date Net Indebtedness Amount set forth in the Final Closing Statement.”

vii. Sections 5.05(c) and 5.05(d) of the Purchase Agreement are hereby amended and replaced in their entirety with the following:

“(c) The Sellers and their Affiliates hereby grant to the Companies and the Company Subsidiaries a non-exclusive, worldwide, non-sublicensable, fully paid-up and royalty-free license, for a period of twelve (12) months following the Closing Date, to use the Retained Names and Marks (including on any of the existing stocks of signs, letterheads, invoice stock, product packaging, advertisements and promotional materials, inventory and other documents and materials of the Companies and the Company Subsidiaries) solely in connection with the operation of the Business as operated during the twelve (12) month period immediately prior to the Closing; provided, however, that the Purchaser shall cause the Companies and the Company Subsidiaries to use commercially reasonable efforts to cause all documents, materials, websites and other media which are used by such Companies and the Company Subsidiaries and which contain the Retained Names and Marks following the Closing, to the extent practicable, to display a notice, in a format reasonably acceptable to the Sellers, indicating that each Company and Company Subsidiary (i) was formerly owned by the applicable Seller and (ii) is now owned by the Purchaser.

(d) Except as expressly provided in this Section 5.05, no other right to use the Retained Names and Marks is granted by the Sellers to any of the Purchaser, the Companies or the Company Subsidiaries, whether by implication or otherwise, and nothing hereunder permits any of the Purchaser, the Companies or the Company Subsidiaries to use the Retained Names and Marks in any manner other than pursuant to the license granted under this Section 5.05. The Purchaser shall ensure that all use of the

Retained Names and Marks by the Companies and the Company Subsidiaries as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Companies and the Company Subsidiaries used the Retained Names and Marks prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.05 shall inure solely to the benefit of the Sellers. In any event, the Purchaser shall not, and shall cause the Companies and the Company Subsidiaries not to, use the Retained Names and Marks in any manner that might damage or tarnish the reputation of the Sellers or any of their Affiliates or the goodwill associated with the Retained Names and Marks.”

viii. Item 10.b. of Schedule 2.06 of the Purchase Agreement is hereby amended to delete the words “short-term payables related to the accrued short term incentive program of the Sellers or their Affiliates for which the Purchaser is responsible under Section 6.06 of this Agreement” and replace them with the words “short-term payables related to the short term incentive program of the Sellers or their Affiliates which are accrued with respect to periods prior to the Closing Date and unpaid as of the Closing Date as well as $3,750,000 of short-term payables related to the accrued short term incentive program of the Sellers or their Affiliates for which the Purchaser is responsible under Section 6.06 of this Agreement”. The parties further acknowledge that (a) the example calculation of the Closing Date Working Capital Amount included in Schedule 2.06 to the Purchase Agreement does not fully reflect the provisions of this paragraph and (b) no adjustment to the Target Closing Date Working Capital Amount shall be made in response to the provisions of this paragraph.

B. Except as expressly provided in this Article III, nothing contained in this Agreement shall constitute an amendment, modification or waiver of any provision of the Purchase Agreement, and the Purchase Agreement shall remain in full force and effect.

C. The provisions of Sections 11.02 (Notices), 11.06 (Assignment), 11.07 (Amendment), 11.12 (Governing Law; Submission to Jurisdiction; Limitation on Suits against Financing Sources), 11.13 (Waiver of Jury Trial) and 11.14 (Counterparts) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Article III and the parties hereto mutatis mutandis.

* * * * *

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

ASSIGNOR:

LSF9 STARDUST HOLDINGS LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

ASSIGNEE:

LSF9 CONCRETE LTD

By:	/s/ Chad Suss
Name:	Chad Suss
Title:	Director

[Signature Page to Assignment and Amendment]

solely for the purposes of Article III,

SELLERS:

HBMA HOLDINGS LLC

By:	/s/ Michael H. Hyer
Name:	Michael H. Hyer
Title:	Vice President

STRUCTHERM HOLDINGS LIMITED

By:	/s/ E.A. Gretton
Name:	E.A. Gretton
Title:

HANSON AMERICA HOLDINGS (4) LIMITED

By:	/s/ Dr. Ingo Schaffernak
Name:	Dr. Ingo Schaffernak
Title:	Attorney

HANSON PACKED PRODUCTS LIMITED

By:	/s/ E.A. Gretton
Name:	E.A. Gretton
Title:

[Signature Page to Assignment and Amendment]

solely for purposes of acknowledging Section A(i) of Article III hereof,

PURCHASER ACQUISITIONCOS:

STARDUST ACQUISITION I COMPANY, LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

STARDUST ACQUISITION II COMPANY, LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

LSF9 CONCRETE UK LTD

By:	/s/ Chad Suss
Name:	Chad Suss
Title:	Director

STARDUST CANADA ACQUISITION I LTD.

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

STARDUST CANADA ACQUISITION II LTD.

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

[Signature Page to Assignment and Amendment]

Annex A

Disclosure Schedule

Attached.